Exhibit 5.1

O2 Micro International Limited

Grand Pavilion Commercial Centre, West Bay Road

P.O. Box 32331 SMB, George Town

Grand Cayman, Cayman Islands

6 March 2006

Dear Sirs,

We have examined the Registration Statement on Form S-8 to be filed by O2 Micro International Limited, a Cayman Islands company (the “Company”), with the Securities and Exchange Commission on or about 6 March 2006 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 175,000,000 ordinary shares of the Company, $0.00002 par value (the “Shares”). The Shares are reserved for issuance pursuant to the Company’s 2005 Share Option Plan (as to 100,000,000 Shares) and 2005 Share Incentive Plan (as to 75,000,000 Shares). As counsel to the Company, we have examined the corporate authorizations of the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Maples and Calder

MAPLES and CALDER

Maples and Calder PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands

Tel: +1 345 949 8066 Fax: +1 345 949 8080 www.maplesandcalder.com